ROSS MILLER
Secretary of State
204 North Carson Street, Ste 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: www.nvsos.gov

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

Filed in the office of Ross Miller Secretary of State State of Nevada

Document Number 20090406376-37
Filing Date and Time 05/12/2009 2:40 PM
Entity Number E0075552007-5

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

JAMAICA JIM, INC.

2. The articles have been amended as follows: (provide article numbers, if available)

ARTICLE III IS HEREBY DELETED IN ITS ENTIRETY AND REPLACED AS FOLLOWS:

Article III Capital Stock. The total number of authorized shares of all classes of stock which the Corporation shall have the authority to issue is 55,000,000 shares, of which 50,000,000 shares are Common Stock, $0.001 par value per share, and which 5,000,000 shares are Preferred Stock, $0.001 par value per share with such rights and preferences as designated by the Board of Directors.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: MAJORITY

4. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X [signature] Director

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees